Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated October 15, 2018 on the balance sheets of CannAssist International Corp. (formerly Iris Grove Acquisition Corp) as of December 31, 2017 and the related statements of operations, members’ equity (deficit) and cash flows for the year then ended and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ BF Borgers CPA PC

BF Borgers CPA PC
Lakewood, CO
January 14, 2019